EXHIBIT 10.22

PEOPLES NEIGHBORHOOD EXECUTIVE DEFERRED COMPENSATION PLAN
Effective May 10, 2012

Purpose

The purpose of this Peoples Neighborhood Bank Executive Deferred Compensation Plan (the “Plan”) is to provide a deferred compensation opportunity to Executives of Peoples Neighborhood Bank. The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations or any other authoritative guidance issued thereunder.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Bank means Peoples Neighborhood Bank, a Pennsylvania state-charted bank. Benefit Election Form means the Form attached as Exhibit 2.

Change of Control means a change in ownership or effective control as further defined by Treasury Regulation §1.409A-3of Peoples Financial Services Corporation or the Bank.

Code means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Bank means Peoples Neighborhood Bank, and any successor.

Deferral Account means the Bank’s accounting of the Executive’s accumulated Deferrals plus accrued interest.

Deferral Election Form means the Form attached as Exhibit 1.

Deferrals means the amount of the Executive’s salary which the Executive elects to defer according to this Plan and pursuant to a Deferral Election Form.

Executive means a member of the Bank’s Executives staff. Effective Date means May 10, 2012.

Compensation means base salary payable to an Executive during a Plan Year.

Plan Year means the calendar year; provided, however, that the initial Plan Year shall be the period beginning on the Effective Date and ending December 31, 2012.

Section 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

Termination of Service means that the Executive ceases to be a member of the Bank’s  Executives for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. Notwithstanding the preceding, a Termination of Service shall not include any event that does not qualify as a “Separation from Service” under Section 409A.

Article 2

Deferral Election

2.1  Timing of Election; Deferral Amount. An Executive shall make a deferral election under the Plan by filing with the Bank a signed Deferral Election Form within the deadlines established by the Bank, provided that, except as provided below, in no event shall such an election be made after the last day of the Plan Year preceding the Plan Year in which salary is to be deferred. Executive may elect to defer up nine thousand dollars ($9,000) of Salary during a Plan Year.

2.2First Year of Eligibility. Notwithstanding Section 2.1, if and to the extent permitted by the Bank, in the case of the first Plan Year in which a Executive becomes eligible to participate in the Plan, the Executive may make a deferral election at times other than those permitted above, provided that such election is made no later than thirty (30) days after the date the Executive becomes eligible to participate in the Plan. Such election will apply only with respect to salary earned after the date the election is made.

2.3    Election Changes. Subject to Section 4.3, an Executive may not change his or her deferral election that is in effect for a Plan Year, unless permitted by the Bank in compliance with Section 409A.

2.4Validity of Elections. The Bank reserves the right to determine the validity of all deferral elections made under the Plan in accordance with the requirements of applicable law, including Section 409A. If the Bank, in its sole discretion, determines that an election is not valid under applicable law, the Bank may treat the deferral election as null and void, and cause the Bank to pay salary to the affected Executive without regard to the Executive’s deferral election. By way of example and not limitation, if the Bank determines that a deferral election should have been made at a time that is earlier than the time it is actually made (even if such election would otherwise comply with the terms of the Plan), the Bank will have the right to disregard such election and to have the Employer pay the salary to the affected Executive without regard to the Executive’s deferral election.

Article 3
Deferral Account

3.1Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each participating Executive and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Salary deferred by the Executive as of the time the Salary would have otherwise been paid to the Executive.

3.1.2 Interest. Interest is to be accrued on the account balance based on the Federal Funds Rate increased by one percent. The interest rate determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. The Bank may alter the interest crediting rate formula prospectively with respect to any future Plan Year. The interest shall be credited on the first business day of the Plan Year, compounded monthly.

3.2Statement of Accounts. The Bank shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

3.3Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

3.4Vesting. Each Executive shall be at all times one hundred percent (100%) vested in the Executive’s Deferral Account.

Article 4

Payment of Benefits

4.1Termination of Service Benefit. Upon Termination of Service for any reason, the Bank shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under the Plan.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive’s Termination of Service.

4.1.2 Payment of Benefit. The Bank shall pay the benefit under this Section 4.1 to the Executive in accordance with the Executive’s Benefit Election Form within thirty (30) days of the Executive’s Termination of Service.

4.2    Change of Control Benefit. If designated by the Executive on the Executive’s
Benefit Election Form, upon a Change of Control, the Bank shall pay to the Executive the benefit described in this Section 4.2.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Change of Control.

4.2.2 Payment of Benefit. The Bank shall pay the benefit under this Section 4.2 to the Executive in accordance with the Executive’s Benefit Election Form within thirty (30) days of the Change of Control.

4.3Unforeseeable Emergency Distribution. Upon the Bank’s determination
(following petition by the Executive) that the Executive has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Executive to the extent permitted under Section 409A, and (ii) distribute to the Executive all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Executive resulting from (a) an illness or accident of the Executive, the Executive’s spouse or a dependent (as defined in Code Section 152(a)) of the Executive, (b) a loss of the Executive’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, each as determined to exist by the Bank in accordance with Section 409A.

4  .4De Minimis Distribution. Notwithstanding anything to the contrary in this

Plan, upon a Executive’s Termination of Service, the entire amount of the Executive’s Deferral Account will be paid in a lump sum within thirty (30) days of the Executive’s Termination of Service if the Deferral Account on the date of the Termination of Service is ten thousand dollars ($10,000) or less.

4.5Modification of Prior Benefit Elections. If permitted by the Bank, but subject to limitations below, a Executive may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

Article 5
Claims and Review Procedures

5.1Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Plan. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

5.2Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefit, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his of her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 6

Amendments and Termination

6.1Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Executives, by action of its full Board of Directors. The termination of the Plan shall not adversely affect any Executive’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Executive or beneficiary to be paid Plan benefits accrued through the date of termination in accordance with the Plan terms and the Executive’s distribution elections in effect at the time of termination.

Should the Bank terminate the Plan, such termination shall be in accordance with Section 409A and applicable banking regulations.

6.2Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its full Board of Executives; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Executive or his or her Deferral Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Executive’s distribution elections in effect at the time of the amendment or modification.

Article 7

Miscellaneous

7.1 Code Section 409A.

(a) Any payments made pursuant to this Plan, to the extent of payments made from the date of Termination of Service through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1 .409A-1 (b)(9)(iii), to the maximum extent permitted by said provision.

(b) The parties hereto intend that any and all payments under this Plan satisfy the requirements of Section 409A or an exception or exclusion there from to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(c) If when the Executive experiences a Termination of Service, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Plan or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s Termination of Service for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Plan or other applicable plan or agreement.

7.2Binding Effect. This Plan shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

7.3No Guarantee of Service. This Plan is not a contract for service. It does not give the Executive the right to remain in the service of the Employer, nor does it interfere with the Employer’s right to replace the Executive. It also does not require the Executive to remain in the service of the Employer nor interfere with the Executive’s right to terminate service at any time.

7.4Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.6Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law.

7.7Unfunded Arrangement. The Executive and any beneficiary of the Executive are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Executive’s beneficiary have no preferred or secured claim.

7.8Reorganization. The Bank shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

7.9Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

7.10 Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

          (a) Interpreting the provisions of the Plan;
          (b) Establishing and revising the method of accounting for the Plan;
          (c) Maintaining a record of benefit payments; and
          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan

            7.11 Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to an Executive prior to the date on which the amount is distributable to or on behalf of the Executive under Article 4 or (ii) which would result in penalties to the Executive under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

7.12 Aggregation of Employers. To the extent required under Section 409A, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 4 14(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Termination of Service and for any other purposes under the Plan as Section 409A shall require.

                7.13 Designation of Beneficiar(ies). Each Executive shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of an Executive. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Bank for this purpose. In the absence of an effective beneficiary designation, the Executive’s designated beneficiary shall be assumed to be the Executive’s surviving spouse or, if none, the Executive’s estate.

7.14 Regulatory Provisions. Any payments contemplated pursuant to this Agreement, are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification P